Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. RECEIVES STOCKHOLDER APPROVAL FOR AFR ACQUISITION

NEW YORK, N.Y. — February 13, 2008 — Gramercy Capital Corp. (NYSE: GKK) announced that its stockholders today approved the acquisition of American Financial Realty Trust (NYSE:AFR).  This followed approval by AFR stockholders, which also occurred today.  As previously reported, the acquisition is expected to be completed during the second half of March 2008.

The acquisition will combine the existing operating platforms of American Financial and Gramercy to create an integrated commercial real estate finance and operating company, and will transform Gramercy from a pure specialty finance company into a $7.6 billion diversified enterprise with complementary business lines consisting of commercial real estate finance and property investments. After completion of the transaction, Gramercy expects to own approximately 27 million square feet of commercial real estate in 37 states to add to its $4.2 billion of debt investments, commercial real estate securities investments, net lease properties and other assets.

Company Profile

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, the satisfaction of closing conditions to such merger, difficulties encountered in integrating the companies, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

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